UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 2, 2008

ETERNAL ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	0-50906	20-0237026
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2549 West Main Street, Suite 202 Littleton, CO 80120
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 798-5235

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 2, 2008, our Board of Directors appointed Kirk Stingley as our Chief Financial Officer, a position previously held by our Chief Executive Officer, Brad Colby. Mr. Stingley will be compensated $138,000 per year under the terms of his two-year employment agreement. In addition, Mr. Stingley received an option to purchase one million shares of our common stock at an exercise price equal to the fair market value of our stock at the time of grant, which was $0.18 per share; such option shall vest semi-annually in equal portions over a period of two years.

Mr. Stingley provided consulting services to us relating to our financial reporting from March 2008 to May 2008. Prior to that, he was employed at Sports Authority from December 2003 to January 2008. During the latter part of his tenure at Sports Authority, from May 2006 to January 2008, Mr. Stingley served as the Director of Online Operations, where he provided direct oversight to technical and operational eCommerce initiatives and performed financial reporting and analysis of online business operations. During the former part of his tenure at Sports Authority, from December 2003 to May 2006, Mr. Stingley served as the Director of Internal Audit, where he developed audit plans and designed and implemented Sarbanes-Oxley compliance programs. From December 2002 to November 2003, Mr. Stingley served as a District Manager at United Dominion Realty Trust, where he directed the financial, operational, and compliance activities for multiple-family residential housing properties located in Colorado. Mr. Stingley began his career with Coopers & Lybrand in Houston, Texas, where he provided auditing and consulting services to a number of publicly traded companies whose principle business activities related to the development and operation of oil and gas properties.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 6, 2008	ETERNAL ENERGY CORP.

	By:	/s/ Bradley M. Colby
Bradley M. Colby
President and Chief Executive Officer